Exhibit 99.1

Board of Eureka County Commissioners	Eureka Moly, LLC
P.O. Box 677 Eureka, NV 89316	P.O. Box 1067 Eureka, NV 89316
Phone: 775.237.5262	Phone: 775.237.7700

EUREKA MOLY, LLC RELEASES EUREKA CANYON SUBDIVISION LEASE TO ALLOW FOR MORE RAPID HOUSING DEVELOPMENT

EUREKA, NEVADA — July 7, 2010, Eureka Moly, LLC, announced that the Company had reached an agreement with the Eureka County Commission to voluntarily relinquish its lease for the Eureka Canyon Subdivision in order to make the land available for more rapid housing development by the Nevada Rural Housing Authority and the County.

Earlier this year, Eureka County completed a housing needs assessment that indicated an immediate need for new housing in the town of Eureka.  However, Eureka Moly LLC did not anticipate development of its subdivision until after receipt of its Record of Decision in 2011.  By relinquishing its lease, the County and Nevada Rural Housing Authority are able to move forward with development of the site sooner, providing needed housing for the Eureka community more quickly, while utilizing the $5 million that the Company had spent at the site to reduce development and housing costs to Eureka residents.

Meanwhile, under the agreement with the County, Eureka Moly will be granted space for temporary construction housing later in 2011.

At a special Commissioners meeting on June 28th, Lenny Fiorenzi, Chairman, said, “We are very pleased with the support we have received from Eureka Moly and we acknowledge the $5 million it has spent at the site to date; it will make housing more affordable for homebuyers. It’s a win-win-win for the County, the mine, and the housing authority.”

Tim Arnold, Mt. Hope General Manager, said, “Eureka Moly and Eureka County have always worked collaboratively on housing.  It makes sense for the Company to release the subdivision lease so that the County and Nevada Rural Housing Authority can move forward with their development plans.  This takes Eureka Moly out of the real estate development business and eliminates the associated additional project capital costs that were required to develop the initial infrastructure at the site.  At the same time, we are pleased to work cooperatively with the County and Nevada Rural Housing Authority to solve the urgent housing needs now while providing a housing solution for Mt. Hope construction workers and our future employees.”

County Commission Chairman Fiorenzi said, “By involving Nevada Rural Housing Authority we open doors to federal loans and grants for housing, and bring home buyer financing to Eureka. When the development makes a profit, that money goes back into the community for development of the town’s choosing. This will become a true economic development project for us.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:

Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com
Press – Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Contact Information – Eureka County:

Press – Abby Johnson	(775) 885-0612

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.